Exhibit 5.2

WARNER NORCROSS & JUDD LLP

ATTORNEYS AT LAW

900 FIFTH THIRD CENTER • 111 LYON STREET, N.W.

GRAND RAPIDS, MICHIGAN 49503-2487 • WWW.WNJ.COM

November 18, 2011

Exopack Holding Corp.

3070 Southport Road

Spartanburg, SC 29302

Re:	Registration Statement of Exopack Holding Corp.

Ladies and Gentlemen:

Reference is made to the Registration Statement (the “Registration Statement”) on Form S-4 filed by Exopack Holding Corp., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (“SEC”) on November 18, 2011, in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange by the Company of up to $235,000,000 aggregate principal amount of the Company’s 10% Senior Notes due 2018 to be registered under the Securities Act (the “Notes”), for a like principal amount of the Company’s outstanding 10% Senior Notes due 2018. The Notes will be guaranteed by Cello-Foil Products, Inc., a Michigan corporation (the “Michigan Guarantor”) and other guarantors.

In connection with this opinion letter we have examined the following:

(a) an executed counterpart of the Indenture dated as of May 31, 2011, among the Company, as issuer, The Bank of New York Mellon Trust Company, N.A., as trustee, the Michigan Guarantor and other guarantors (the “Indenture”);

(b) a certificate issued by the Michigan Department of Licensing and Regulatory Affairs (the “Department”) on November 15, 2011, certifying as to all of the documents on file in the Department on that date with respect to the Michigan Guarantor and certifying as to the good standing of the Michigan Guarantor in the State of Michigan (“Documents Certificate”); and

(c) a certificate of an officer of the Michigan Guarantor (the “Guarantor Certificate”) dated as of the date of this opinion certifying as to (1) the Articles of Incorporation, as amended, and the Bylaws, as amended, of the Michigan Guarantor, (2) the signing and delivery of the Indenture, (3) the ownership of the Michigan Guarantor, and (4) resolutions

Exopack Holding Corp.

November 18, 2011

adopted by the board of directors of the Michigan Guarantor authorizing the transactions contemplated by the Indenture.

Subject to the assumptions, qualifications, and limitations set forth in this opinion letter, we are of the opinion that:

1. The Michigan Guarantor is validly existing as a corporation and is in good standing under the laws of the State of Michigan.

2. The Michigan Guarantor has, and had as of the date of execution and delivery of the Indenture, the corporate power and corporate authority to execute and deliver the Indenture and to perform its obligations under it, including the guarantee of the Notes pursuant to the Indenture.

3. The Indenture has been duly authorized, executed, and delivered by the Michigan Guarantor.

The opinions expressed above are subject to the following assumptions, limitations, and qualifications:

A. We do not express an opinion as to any laws, statutes, rules or regulations other than the laws, statutes, rules and regulations of the State of Michigan (excluding municipal or other local ordinances, codes and regulations). In addition, our opinions are limited to laws, rules and regulations that in our experience would generally be recognized as applying both to (1) business entities without regard to the activities in which they are engaged, and (2) transactions of the types provided for in the Indenture.

B. In giving our opinions, we have assumed the accuracy of the information contained in the Documents Certificate, and the Guarantor Certificate on the date the certificates were issued and as of the date of this opinion letter.

C. We have assumed (1) the genuineness of all signatures and of all documents that have been submitted to us and (2) that each copy that has been submitted to us conforms to the original.

We consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement.

Exopack Holding Corp.

November 18, 2011

In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued under it.

Very truly yours,

WARNER NORCROSS & JUDD LLP

By	/s/ Bruce C. Young
Bruce C. Young, Partner